OLYMPUS PARTNERS
                            Metro Center, One Station Place
                              Stanford, Connecticut 06902
                                   (203)353-5900


James A. Conroy
Partner

                                                       June 27, 1997

Via Facsimile: 281-774-5110
---------------------------

The Board of Directors
Paracelsus Healthcare Corporation
515 West Greens Road
Houston, Texas 77067

Attention: Mr. Charles R. Miller

Gentlemen:

I hereby resign as a director of Paracelsus effective immediately. My resignation is due to my unhappiness with the unwillingness of the Special Committee to address the issue of the old Paracelsus board members' responsibility for the reporting and accounting failures found by the Special Committee, as well as my strong disagreement with the decision made by the other board members not to make full disclosure of the results of the Special Committee's investigation to the Securities and Exchange Commission.

I request that this letter be filed in a Form 8-K within the required time period.


                                             Sincerely,

                                             /s/ James A. Conroy

JAC/jbp

cc: Arthur F. Mathews, Esq.